Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184998

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT

DATED FEBRUARY 19, 2014 TO PROSPECTUS DATED MAY 1, 2013

JANUARY 2014 PERFORMANCE UPDATE

	January 2014	Year to Date	Total NAV 01/31/2014	NAV per Unit 01/31/2014
Series A	-2.13%	-2.13%	$12,727,483	$1,189.44
Series B	-3.07%	-3.07%	$14,368,090	$1,261.02

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A

JANUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME

JANUARY 2014
Investment income, interest	$69

Expenses
Management fee	19,737
Ongoing offering expenses	10,668
Operating expenses	1,600
Selling Commissions	42,674
Other expenses	290
Incentive fee	—
Brokerage commissions	22,714

Total expenses	97,682

Net investment gain (loss)	(97,613)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(83,416)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(95,323)

Net gain (loss) on investments	(178,739)

Net increase (decrease) in net assets from operations	$(276,352)

STATEMENT OF CHANGES IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$13,490,982

Net increase (decrease) in net assets from operations	(276,352)

Capital share transactions
Issuance of shares	29,439
Redemption of shares	(516,586)

Net increase (decrease) in net assets from capital share transactions	(487,147)

Net increase (decrease) in net assets	(763,499)

Net assets, end of period	$12,727,483
NAV Per Unit, end of period	$1,189.44

SUPERFUND GREEN, L.P. – SERIES B

JANUARY 2014 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended January 31, 2014)

STATEMENT OF INCOME

JANUARY 2014
Investment income, interest	$87

Expenses
Management fee	22,281
Ongoing offering expenses	12,044
Operating expenses	1,807
Selling Commissions	48,175
Other expenses	450
Incentive fee	—
Brokerage commissions	37,873

Total expenses	122,629

Net investment gain (loss)	(122,543)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(155,759)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(176,891)

Net gain (loss) on investments	(332,650)

Net increase (decrease) in net assets from operations	$(455,193)

STATEMENT OF CHANGE IN NET ASSET VALUE

JANUARY 2014
Net assets, beginning of period	$15,294,191

Net increase (decrease) in net assets from operations	(455,193)

Capital share transactions
Issuance of shares	39,328
Redemption of shares	(510,236)

Net increase (decrease) in net assets from capital share transactions	(470,908)
Net increase (decrease) in net assets	(926,101)

Net assets, end of period	$14,368,090
NAV Per Unit, end of period	$1,261.02

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.